EXHIBIT 12.1

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Years ended December 31,
	2008	2007	2006
Earnings from continuing operations before income taxes	$808.4	$621.6	$285.1
Less: Equity earnings	(50.8)	(34.1)	(23.4)
Add: Total fixed charges deducted from earnings	260.5	362.7	361.3
Proportional share of pre-tax earnings of 50% owned associates	12.6	7.7	7.9
Dividends received from equity investees	24.5	21.7	43.5
Earnings available for payment of fixed charges	$1,055.2	$979.6	$674.4

Fixed charges (including the Company’s proportional share of 50% owned associates):
Interest expense	$245.1	$340.0	$343.3
Portion of operating lease rental deemed to be interest	7.5	14.1	12.3
Amortization of deferred financing costs and debt discount expense	7.9	8.6	5.7
Total fixed charges deducted from earnings	$260.5	$362.7	$361.3

Ratio of earnings to fixed charges	4.1	2.7	1.9

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Years ended December 31,
	2005	2004
Earnings from continuing operations before income taxes	$(72.1)	$395.8
Less: Equity earnings	(20.5)	(26.1)
Add: Total fixed charges deducted from earnings	336.5	342.0
Proportional share of pre-tax earnings of 50% owned associates	8.9	11.0
Dividends received from equity investees	11.0	12.8
Earnings available for payment of fixed charges	$263.8	$735.5

Fixed charges (including the Company’s proportional share of 50% owned associates):
Interest expense	$318.7	$323.0
Portion of operating lease rental deemed to be interest	11.1	13.0
Amortization of deferred financing costs and debt discount expense	6.7	6.0
Total fixed charges deducted from earnings	$336.5	$342.0

Deficiency of earnings available to cover fixed charges	$72.7
Ratio of earnings to fixed charges		2.2

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Three months ended March 31,
	2009	2008

Earnings from continuing operations before income taxes	$90.0	$255.1
Less: Equity earnings	(13.6)	(11.1)
Add: Total fixed charges deducted from earnings	49.6	66.2
Proportional share of pre-tax earnings of 50% owned associates	3.4	3.8
Dividends received from equity investees	6.9	7.0
Earnings available for payment of fixed charges	$136.3	$321.0

Fixed charges (including the Company’s proportional share of 50% owned associates):

Interest expense	$45.7	$62.4
Portion of operating lease rental deemed to be interest	1.5	1.9
Amortization of deferred financing costs and debt discount expense	2.4	1.9

Total fixed charges deducted from earnings and fixed charges	$49.6	$66.2

Ratio of earnings to fixed charges	2.7	4.8